UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/13/2010

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Nicholas Goodman as New Chief Executive Officer

The Board of Directors of Raser Technologies, Inc. ("Raser" or the "Company") has unanimously appointed Nicholas Goodman to serve as the Company's Chief Executive Officer. In connection with Mr. Goodman's appointment, on January 7, 2010, Raser entered into an Employment Agreement with Mr. Goodman (the "Employment Agreement") with the following material terms:

1.        Mr. Goodman's annual base salary will be $300,000.

2.        Stock options exercisable for shares of Raser's common stock will be granted to Mr. Goodman equivalent in value to $240,000 on the commencement of employment. For example, the number of shares will equal $240,000 divided by the closing market price of the Company's common stock on January 25, 2010. Mr. Goodman's employment with the Company will start on January 25, 2010. The exercise price of such options will also equal the closing market price of Raser's common stock on January 25, 2010. The stock options will vest quarterly over a three year period.
3.        Incentive bonus payments will be determined by the Company's Board of Directors and its Compensation Committee based on certain milestones with a target bonus of 50% of Mr. Goodman's annual salary.
4.        Mr. Goodman will receive certain stipends and reimbursements associated with the relocation of his family from Alaska to Utah.
5.        The employment relationship between the Company and Mr. Goodman is "at-will" and may be terminated at any time, with or without cause, at the option of either the Company or Mr. Goodman.
6. In the event a change of control occurs with the Company and Mr. Goodman's employment is terminated or responsibilities are changed within one year of such change of control, Mr. Goodman will receive a severance payment equal to 18 months of his base salary and all unvested options to purchase common stock shall immediately vest.
7.        In the event that the Company terminates Mr. Goodman's employment without cause (as defined in the Employment Agreement) or Mr. Goodman terminates his employment for good reason (as defined in the Employment Agreement), Mr. Goodman will receive a severance payment equal to one year's salary and all unvested options to purchase common stock shall immediately vest.

Mr. Goodman, age 40, has extensive experience growing companies through project development and acquisition. From 2003 to 2010, he served as Chief Executive Officer of TDX Power, Inc. an electric utility holding company and power generation project developer. Under his leadership, TDX Power, Inc. has grown from $3 million to over $60 million in annual recurring revenues. At three different wholly owned projects of TDX Power, Inc., Mr. Goodman managed the initial development and conceptual design, as well as Federal licensing and permitting for Alaska's largest hydroelectric power project (330 MW), Alaska's second geothermal project and several of Alaska's largest wind diesel power projects. Mr. Goodman was also responsible for securing project finance through a combination of public and private funding sources. In addition, he led the development of power plants for two military installations in Alaska as well as other sites in the U.S. and abroad. In 1999, Mr. Goodman founded Northern Renewables, a consulting and development firm dedicated to assisting renewable energy technology companies in Alaska and other areas in the United States. Mr. Goodman served as its Managing Director until 2003. From 1998 to 1999, he served as General Manager for Tidal Electric, a marine hydropower development company. Mr. Goodman holds a Bachelor of Arts Degree in Geography from Middlebury College, and a Masters of Science Degree in Natural Resource Development and Business Administration from the University of Vermont.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Resignation of Marty Petersen as Chief Financial Officer

On January 12, 2010, Martin F. Petersen, Chief Financial Officer of the Company, resigned as Chief Financial Officer. The Company has begun a search for a new Chief Financial Officer.

Item 8.01.    Other Events

On January 8, 2010, Raser issued a press release regarding the hiring of Mr. Goodman as its Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in Item 8.01 of this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of Raser, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
Exhibit No.         Description
10.1        Employment Agreement, dated January 7, 2010, between Nicholas Goodman and Raser Technologies, Inc.
99.1        Press Release issued by Raser Technologies, Inc. on January 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: January 13, 2010	By:	/s/ Richard D. Clayton
Richard D. Clayton
Principal Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Employment Agreement, dated January 7, 2010, between Nicholas Goodman and Raser Technologies, Inc.
EX-99.1	Press Release issued by Raser Technologies, Inc. on January 8, 2010